QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-74424) on Form S-8 of Team Financial, Inc. of our report dated March 26, 2008, with respect to the consolidated statements of financial condition of Team Financial, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows, for the years then ended, which report appears in the December 31, 2007 annual report on Form 10-K of Team Financial, Inc. Our report with respect to the consolidated financial statements refers to the Company changing its method of quantifying errors and its method of accounting for share-based compensation in 2006.

/s/ KPMG LLP

Kansas City, Missouri
March 26, 2008

QuickLinks

  EXHIBIT 23